Exhibit 99.1

NEWS RELEASE

Contacts:	Jeff Galow, 713/877-5327
Valerie Calvert, 713/877-5305

Quanex to Restructure and Sell its Piper Impact Business

Houston, Texas, March 31, 2004 – Quanex Corporation (NYSE:NX) announced today that it has completed a strategic review of its Piper Impact division located in New Albany, Mississippi.  As a result of that review, a decision has been made to consolidate Piper’s production into a single facility from the two facilities operating today.  The strategic review also calls for the sale of Piper Impact, which Quanex anticipates will be completed within one year.  The expected sale of the division could produce an after-tax book write-off of approximately $5 million to $10 million and positive cash flow of approximately $20 million to $25 million, resulting primarily from the accelerated write-off of Piper’s tax goodwill.

The Company indicated that while Piper Impact continues to generate positive cash flow, it is necessary to idle one of the division’s two facilities because of the ongoing drop in business with its major automotive and ordnance customers.  Going forward, Piper will concentrate on promising, high growth market opportunities; however, their market focus will no longer align with Quanex’s strategic direction of serving the vehicular products and building products markets and therefore, the division will be sold.

Quanex is a $1.3 billion industry-leading manufacturer of value-added engineered materials and components serving the vehicular products and building products markets. For further information about Quanex, visit the Company’s website at www.quanex.com.

Statements that use the words “expect,” “should,” “will,” “could,” “might,” or similar words reflecting future expectations or beliefs are forward-looking statements.  The statements found above are based on current expectations.  Actual results or events may differ materially from this release.  Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials.  For a more complete discussion of factors that may affect the Company’s future performance, please refer to the Company’s most recent 10-K filing (December 29, 2003) under the Securities Exchange Act of 1934, in particular the sections titled, “Private Securities Litigation Reform Act” contained therein.